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                      October 28, 2022

       Du Jun
       Chief Financial Officer
       Sinopec Shanghai Petrochemical Co Ltd
       No. 48 Jinyi Road, Jinshan District, Shanghai, 200540
       The People   s Republic of China

                                                        Re: Sinopec Shanghai
Petrochemical Co Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 001-12158

       Dear Du Jun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services
       cc:                                              Scott Lesmes, Esq.